Exhibit 3.2

NEITHER THIS WARRANT NOR ANY OF THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. BY ACQUIRING THIS WARRANT, HOLDER REPRESENTS THAT HOLDER WILL NOT SELL OR OTHERWISE DISPOSE OF THIS WARRANT OR THE SECURITIES FOR WHICH IT MAY BE EXERCISED WITHOUT REGISTRATION OR COMPLIANCE WITH AN EXEMPTION FROM REGISTRATION UNDER THE AFORESAID ACTS AND THE RULES AND REGULATIONS THEREUNDER.

WARRANT TO PURCHASE CLASS A COMMON UNITS

Number of Class A Common Units: [20% Class A Common Units purchased]

Date of Issuance: [●] (“Issuance Date”)

This Certifies That, for value received, [●] (including any permitted and registered assigns, the “Holder”), is entitled to purchase from AWA Group LP, a Delaware limited partnership (the “Partnership”), up to [●] Class A Common Units of the Partnership (the “Warrant Units”) at the Exercise Price then in effect. This Warrant to Purchase Class A Common Units (this “Warrant”) is issued by the Partnership as of the date hereof pursuant to that certain Subscription Agreement by the Partnership and Holder dated [●] (the “Subscription Agreement”). For purposes of this Warrant, the term “Exercise Price” shall mean $12.00 per Warrant Share, subject to adjustment as provided herein, and the term “Exercise Period” shall mean the period commencing on the two-year anniversary of the Issuance Date and ending on 5:00 p.m. New York time on the five-year anniversary of the Issuance Date.

1.            EXERCISE OF WARRANT.

(a)            Mechanics of Exercise. Subject to the terms and conditions hereof, the rights represented by this Warrant may be exercised in whole or in part at any time or times during the Exercise Period by delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Units shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Units. On or before the third business day following the date on which the Partnership shall have received the Exercise Notice, and upon receipt by the Partnership of payment to the Partnership of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Units as to which this Warrant is being exercised (the “Aggregate Exercise Price” and together with the Exercise Notice, the “Exercise Delivery Documents”) in cash or by wire transfer of immediately available funds, the Partnership shall issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate or notification of book entry (as determined by the Partnership’s transfer agent), registered in the Partnership’s unit register in the name of the Holder or its designee, for the number of Class A Common Units to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all purposes to have become the holder of record of the Warrant Units with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Units, if any.

(b)            No Fractional Shares. No fractional units shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Warrant Units (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional unit. If, after aggregation, the exercise would result in the issuance of a fractional unit, the Partnership shall, in lieu of issuance of any fractional unit, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then-current fair market value of a Warrant Unit, as determined by the Partnership’s general partner in its good faith discretion, by such fraction.

2.            ADJUSTMENTS. If the Partnership at any time on or after the Issuance Date subdivides (by any unit split, unit dividend, recapitalization or otherwise) its outstanding Class A Common Units into a greater number of Class A Common Units, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Units will be proportionately increased. If the Partnership at any time on or after the Issuance Date combines (by combination, reverse unit split or otherwise) its outstanding Class A Common Units into a smaller number of Class A Common Units, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Units will be proportionately decreased. Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

3.            FUNDAMENTAL TRANSACTIONS. If, at any time while this Warrant is outstanding, (i) the Partnership effects any merger of the Partnership with or into another entity and the Partnership is not the surviving entity, (ii) the Partnership effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Partnership or by another individual or entity, and approved by the Partnership) is completed pursuant to which holders of Class A Common Units are permitted to tender or exchange their Class A Common Units for other securities, cash or property or (iv) the Partnership effects any reclassification of the Class A Common Units or any compulsory unit exchange pursuant to which the Class A Common Units are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of Class A Common Units covered by Section 2 above) (in any such case, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, Holder shall have the right to receive the number of Class A Common Units of the successor or acquiring corporation or of the Partnership and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of Class A Common Units for which this Warrant is exercisable immediately prior to such event (disregarding any limitation on exercise contained herein solely for the purpose of such determination). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Class A Common Unit in such Fundamental Transaction, and the Partnership shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Class A Common Units are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Partnership or surviving entity in such Fundamental Transaction shall issue to Holder a new warrant consistent with the foregoing provisions and evidencing Holder’s right to exercise such warrant into Alternate Consideration.

4.            NON-CIRCUMVENTION. The Partnership covenants and agrees that the Partnership will not, by amendment of its Certificate of Limited Partnership, Agreement of Limited Partnership or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Partnership (i) shall take all such actions as may be necessary or appropriate in order that the Partnership may validly and legally issue fully paid and non-assessable Class A Common Units upon the exercise of this Warrant, and (ii) shall, so long as this Warrant is outstanding, have authorized and reserved, free from preemptive rights, a sufficient number of Class A Common Units to provide for the exercise of the rights represented by this Warrant (without regard to any limitations on exercise).

5.            WARRANT HOLDER NOT DEEMED A LIMTED PARTNER. Except as otherwise specifically provided herein, this Warrant, in and of itself, shall not entitle the Holder to any voting rights or other rights as a limited partner of the Partnership. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a limited partner of the Partnership, whether such liabilities are asserted by the Partnership or by creditors of the Partnership.

6.            REISSUANCE OF WARRANTS.

(a)            Lost, Stolen or Mutilated Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Partnership will, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

(b)            Issuance of New Warrants. Whenever the Partnership is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant shall be of like tenor with this Warrant, and shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date.

7.             TRANSFER.

(a)            Notice of Transfer. The Holder, by acceptance hereof, agrees to give written notice to the Partnership before transferring this Warrant or transferring any Warrant Units of such Holder’s intention to do so, describing briefly the manner of any proposed transfer. Promptly upon receiving such written notice, the Partnership shall present copies thereof to the Partnership’s counsel. If the proposed transfer may be effected without registration or qualification (under any federal or state securities laws), the Partnership, as promptly as practicable, shall notify the Holder thereof, whereupon the Holder shall be entitled to transfer this Warrant or to dispose of Warrant Units received upon the previous exercise of this Warrant, all in accordance with the terms of the notice delivered by the Holder to the Partnership; provided, however, that an appropriate legend may be endorsed on this Warrant or the certificates for such Warrant Units respecting restrictions upon transfer thereof necessary or advisable in the opinion of counsel and satisfactory to the Partnership to prevent further transfers which would be in violation of Section 5 of the Securities Act of 1933 and applicable state securities laws; and provided further that the prospective transferee or purchaser shall execute the Assignment of Warrant attached hereto as Exhibit B and such other documents and make such representations, warranties, and agreements as may be required solely to comply with the exemptions relied upon by the Partnership for the transfer or disposition of the Warrant or Warrant Units.

(b)            Other Legal Restrictions. If the proposed transfer or disposition of this Warrant or such Warrant Units described in the written notice given pursuant to this Section 7 may not be effected without registration or qualification of this Warrant or such Warrant Units, the Holder will limit its activities in respect to such transfer or disposition as are permitted by law.

8.            NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with the notice provisions contained in the Subscription Agreement. The Partnership shall provide the Holder with prompt written notice (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least 20 days prior to the date on which the Partnership closes its books or takes a record for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

9.            PARTNERSHIP AGREEMENT. Upon exercise of this Warrant, the Warrant Units issued and Holder shall be bound automatically by the terms of the Agreement of Limited Partnership of the Partnership dated June 9, 2015, as amended and/or restated from time to time.

10.          AMENDMENT AND WAIVER. The terms of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Partnership and the Holder.

11.          GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to the conflicts-of-law principles thereof.

12.          ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

In Witness Whereof, the Partnership has caused this Warrant to Purchase Class A Common Units to be duly executed as of the date indicated below.

AWA GROUP LP

By:	AWA Management, LLC
Its:	General Partner

L. Edward Baker
Chief Executive Officer

EXHIBIT A

EXERCISE NOTICE

(To be executed by the registered holder to exercise this Warrant to Purchase Class A Common Units)

The Undersigned holder hereby exercises the right to purchase _________________ Class A Common Units (the “Warrant Units”) of AWA Group LP, a Delaware limited partnership (the “Partnership”), evidenced by the attached copy of the Warrant to Purchase Class A Common Units (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.	Payment of Exercise Price. The holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Partnership in accordance with the terms of the Warrant.

3.	Delivery of Warrant Units. The Partnership shall deliver to the holder the Warrant Units in accordance with the terms of the Warrant and this notice.

Date:

(Print Name of Registered Holder)

By:
Name:
Title:

EXHIBIT B

ASSIGNMENT OF WARRANT

(To be signed only upon authorized transfer of the Warrant)

For Value Received, the undersigned hereby sells, assigns, and transfers unto ____________________ the right to purchase _______________ Class A Common Units of AWA Group LP, a Delaware limited partnership (the “Partnership”), to which the within Warrant to Purchase Class A Common Units relates and appoints ____________________, as attorney-in-fact, to transfer said right on the books of the Partnership with full power of substitution and re-substitution in the premises. By accepting such transfer, the transferee has agreed to be bound in all respects by the terms and conditions of such Warrant.

Dated: __________________

(Signature) *

(Name)

(Address)

(Social Security or Tax Ident. No.)

* The signature on this Assignment of Warrant must correspond to the name as written upon the face of the Warrant to Purchase Class A Common Units in every particular without alteration or enlargement or any change whatsoever. When signing on behalf of a corporation, partnership, trust or other entity, please indicate your position(s) and title(s) with such entity.